UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2012

P.F. Chang’s China Bistro, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25123	86-0815086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7676 E. Pinnacle Peak Road, Scottsdale, Arizona		85255
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 888-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

During 2009, P.F. Chang’s China Bistro, Inc. (the “Company”) entered into a loan facility with FRC Balance LLC (“FRC”), d/b/a True Food Kitchen, to provide debt capital for the early-stage development of True Food Kitchen restaurants. The loan facility provides for the Company to loan FRC up to $10.0 million to fund the development of five new True Food Kitchen restaurants. It also provides that the Company, under certain conditions, can convert the loan facility into a 51% equity ownership position in FRC (the “Conversion”). On February 13, 2012, the Company and FRC agreed to the exercise of the Company’s conversion option, with the Conversion expected to be completed during the second quarter of fiscal 2012.

On June 18, 2012, the Company and FRC agreed to postpone the effective date of the Conversion until October 31, 2012, the outside date for the Company’s proposed merger with an affiliate of Centerbridge Capital Partners II, L.P. (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of May 1, 2012. The Company and FRC also agreed that if, and only if, the Merger occurs prior to the new effective date of the Conversion, the Company’s Conversion election will be automatically terminated and rescinded immediately prior to the Merger and the loan facility will continue to operate in full force and effect and on the same terms and conditions as prior to the Company’s Conversion election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2012	P.F. Chang’s China Bistro, Inc.

/s/ Richard L. Federico
Richard L. Federico Chief Executive Officer